Bank of South Carolina Corporation Announces First Quarter Earnings

CHARLESTON, S.C., April 11, 2017 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,226,088 or $0.25 and $0.24 basic and diluted per share, respectively, for the quarter ended March 31, 2017 – an increase of 2.54% from earnings for the quarter ended March 31, 2016 of $1,195,736 or $0.24 and $0.24 basic and diluted per share, respectively. Returns on average assets and average equity for the three months ended March 31, 2017 were 1.21% and 11.95%, respectively, compared with 2016 returns on average assets and average equity of 1.22% and 11.91%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Continued efficiencies and excellent control of expenses have offset the effects of flat loan demand as we begin our year. We are consistent with our profit plan to date and remain ahead of earnings for the first quarter of 2016."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	March 31,	March 31,
	2017	2016

Shares Outstanding
BKSC Common Stock	4,971,539	4,917,507

Book Value Per Share	$ 8.38	$ 8.20

Total Assets	$ 428,796,627	$ 403,693,992

3 Months Ending

Net Income	$ 1,226,088	$ 1,195,736

Basic Earnings Per Share	$ 0.25	$ 0.24

Diluted Earnings Per Share	$ 0.24	$ 0.24

Weighted Average Shares
Outstanding Basic	4,962,250	4,917,334

Weighted Average Shares
Outstanding Diluted	5,073,101	5,067,563

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500